Exhibit 99.1

BioCardia Announces Henry Ford Health Enrolls Their First Patient in Phase 3 CardiAMP HF II Cell Therapy Pivotal Trial

Sunnyvale, California – November 10, 2025 - BioCardia, Inc. [NASDAQ: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced the first patient enrolled at Henry Ford Health in its ongoing Phase 3 CardiAMP® HF II clinical trial for patients with ischemic heart failure of reduced ejection fraction (“HFrEF”).

“The CardiAMP-HF trial, in which Henry Ford Health participated, was groundbreaking for the field of heart failure. Although the primary endpoint was not met, the study showed impressive results with an autologous cell therapy in patients with HFrEF, particularly those with elevated biomarkers of heart stress”, said Dr. Gerald Koenig, M.D., Director of the Cardiac Catheterization Laboratory at Henry Ford West Bloomfield Hospital and Director of Clinical Research in the Cardiac Catheterization Laboratory at Henry Ford Health System, and Principal Investigator in the Phase 3 CardiAMP HF II trial. “Our team is actively offering patients the opportunity to participate in this important confirmatory study intended to enhance microvascular function and improve patient outcomes, including quality of life.”

“We greatly value our collaboration with Dr. Koenig and the world class Henry Ford Health team in the CardiAMP HF II Trial,” said Peter Altman, PhD, CEO of BioCardia. “Between the U.S. and the EU, there are roughly 2 million ischemic HFrEF patients with NYHA Class II and III symptoms. Many of these patients have a prognosis worse than many cancers and few remaining options. This places a terrible burden on patients, their families, and the healthcare system. We are excited by the CardiAMP HF results showing that our cell therapy system reduced both mortality and major adverse cardiac events, improved quality of life, and showed positive impacts to other study endpoints in patients with HFrEF. These results suggest that our investigational cell therapy could address important clinical needs.”

About the CardiAMP Heart Failure II Study

CardiAMP HF II is a 250-patient randomized multicenter procedure placebo-controlled study of the CardiAMP autologous cell therapy as a one-time treatment for patients with ischemic heart failure with reduced ejection fraction (HFrEF) on guideline directed medical therapy having elevated NTproBNP. The study is intended to confirm the safety and efficacy results in these patients observed in the CardiAMP HF study. The CardiAMP HF II study uses a similar three-tier composite primary outcome measure to the CardiAMP HF study consisting of all cause death, nonfatal major adverse cardiac events, and a validated quality of life measure. In CardiAMP HF, this composite efficacy endpoint was achieved with statistical significance in the patients with elevated NTproBNP who are the focus of the CardiAMP HF II study.

Advances in this therapeutic approach for this trial include using the cell population analysis at screening to define treatment doses and improvements to the Helix system including the FDA approved Morph DNA steerable platform.

About CardiAMP Autologous Cell Therapy

Granted FDA Breakthrough designation, CardiAMP Cell Therapy uses a patient’s own bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure intended to increase capillary density and reduce tissue fibrosis, treating microvascular dysfunction.

The CardiAMP Cell Therapy clinical development for heart failure is supported by the Maryland Stem Cell Research Fund and is reimbursed by Centers for Medicare and Medicaid Services (CMS).

CAUTION - Limited by United States law to investigational use.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms. For more information visit: https://www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to our investigational product candidates, the potential benefits and mechanism of actions of the CardiAMP cell therapy, future regulatory approvals, enrollment in our clinical trials, and the safety and efficacy of our product candidates and therapies. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors,” and in our subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

###

Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120